Exhibit 10.6

FIRST AMENDMENT TO

OPTION TO ACQUIRE LEASES

Cook Inlet CBM Project

This First Amendment to Option to Acquire Leases (this “Agreement”), effective as of this 20th day of April, 2005 (the “Effective Date”), is by and between GeoPetro Resources Company (“GeoPetro”) and Pioneer Oil Company, Inc. (“Pioneer”). This Agreement completely supersedes and replaces in its entirety that Option to Acquire Leases Cook Inlet CBM Project previously executed by GeoPetro and Pioneer. The term “GeoPetro” shall also include any participant(s) of GeoPetro who desire to acquire interest in the Subject Interests. Subject to the terms hereof, GeoPetro is prepared to acquire Pioneer’s one hundred percent (100%) working interest in the State of Alaska oil and gas leases to be issued to Pioneer in the Cook Inlet Alaskan CBM Project (the “Subject Interests”) which are set forth on Exhibit A attached hereto, and which cover approximately one hundred sixteen thousand eight hundred six and twenty-nine hundredths (116,806.29) acres. GeoPetro may, in its sole discretion, assign this Agreement and all of its the rights and obligations hereunder to a wholly-owned entity and to various third party participants. Any such assignee shall acquire its interest in the Subject Interests subject to the terms and provisions of this Agreement, and shall expressly assume its proportionate share of the rights and obligations of GeoPetro hereunder.

GeoPetro shall acquire Pioneer’s undivided one hundred percent (100%) working interest in and to the Subject Interests, in accordance with the following terms and conditions:

1.             Initial Diligence; Deposit. GeoPetro has performed its preliminary due diligence. Contemporaneously with the execution of this Agreement, GeoPetro shall deposit into the law firm Trust Account of outside counsel designated by Pioneer the amount of One Hundred Thousand U.S. Dollars (USD$100,000.00) (the “Deposit”).

2.             Option Period; Additional Review. GeoPetro has elected to proceed with a detailed title and technical review of the Subject Interests. For and in consideration of the Deposit, GeoPetro shall have until 5:00 p.m. Central Daylight Time Wednesday, August 17, 2005 (the “Option Period”) to perform a detailed title and technical review of the information relating to the Subject Interests. Subject only to the following sentence, the Deposit is the non-refundable property of Pioneer. Notwithstanding the foregoing, if at any time Pioneer is unable to deliver legal and beneficial title to the Subject Interests, the Deposit payment held by Pioneer’s counsel shall be refunded promptly to GeoPetro without offset or deduction.

3.             Exclusivity. For and in consideration of the Deposit, and throughout the term of this Agreement, Pioneer agrees that:

(i)            Pioneer shall not market the Subject Interests to any other party, and shall not seek, solicit, accept, or entertain any third party inquiries or offers with respect to the Subject Interests;

(ii)           Pioneer shall reasonably cooperate with GeoPetro to assist in the title and technical diligence effort; and

(iii)          GeoPetro shall have the exclusive right to acquire the Subject Interests, pursuant to the terms and conditions contained herein.

4.             Access to Data. Throughout the term of this Agreement, Pioneer shall make available to GeoPetro all records, files, computer records, tapes, surveys, maps, data, and interpretations in its possession or to which it has access that relate to the Subject Interests, whether in written, film, microfiche, digital, electronic or other format, including, but not limited to:

(i)            lease data, division orders, contract and land files and title records, including abstracts of title, title opinions, certificates of title, title curative, title reports, and title policies, as well as all documentation from any regulatory authorities relating to the acquisition of the Subject Interests by Pioneer;

(ii)           subject to third party confidentiality and use restrictions, copies of seismic and other geological and geophysical data, including data, logs, cores, tapes, files, maps, records and interpretations;

(iii)          copies of operations, production, engineering and environmental records;

(iv)          copies of facility and well records; and

(v)           copies of any other files in the possession or control of Pioneer, which relate to the Subject Interests.

5.             Closing; Escrow Account; Initial Cash Payment. If GeoPetro elects to close the transaction contemplated herein (the “Closing”), the Closing shall occur at a mutually acceptable location on or before 5:00 p.m. Central Daylight Time Wednesday, August 17, 2005, unless extended by the mutual agreement of GeoPetro and Pioneer. At the Closing GeoPetro shall pay by wire transfer in immediately available funds to an escrow account established with the Houston, Texas office of either Wells Fargo Bank, National Association or JPMorgan Chase Bank, a New York State bank, as determined by GeoPetro and Pioneer (the “Escrow Account”), the Initial Cash Payment of One Million One Hundred Sixty-eight Thousand Sixty-two and 90/100s U.S. Dollars (USD$1,168,062.90) less the One Hundred Thousand U.S. Dollars (USD$100,000.00) Deposit previously tendered by GeoPetro under Paragraph 1 above. The Initial Cash Payment is subject to upward or downward adjustment, as applicable, under Paragraph 7(i) below. The parties acknowledge that the oil and gas leases comprising the Subject Interests are pending issuance to Pioneer from the State of Alaska. If within ninety (90) days from the end of the Option Period Pioneer has not received the Subject Interests, GeoPetro may, in its sole discretion, either (i) require the escrow agent under the Escrow Account to tender to GeoPetro the entire Initial Cash Payment of One Million Sixty-eight Thousand Sixty-two and 90/100s U.S. Dollars (USD$1,068,062.90), and Pioneer (or its outside counsel, as applicable) to tender to GeoPetro the entire One Hundred Thousand U.S. Dollars (USD$100,000.00) payment previously paid by GeoPetro under Paragraph 1 above, without deduction or offset, and terminate this Agreement, or (ii) extend this Agreement, (a) on a month-to-month basis, up to one (1) year from the date ninety (90) days after the end of the Option Period or (b ) until Pioneer has received and assigned the Subject Interests to GeoPetro, whichever is earlier. If this Agreement is still in force as provided by the preceding sentence, the Initial Cash Payment, as adjusted in accordance with Paragraph 7(i) below, shall be disbursed to Pioneer from the Escrow Account upon the occurrence of the following: (i) Pioneer receives the oil and gas leases comprising the Subject Interests from the State of Alaska, (ii) GeoPetro reasonably approves title to the Subject Interests, and (iii) Pioneer delivers to GeoPetro assignments of the Subject Interests on the form Assignments of Interests in Oil and Gas Leases promulgated by the Department of Natural Resources, Division of Oil and Gas of the State of Alaska and bearing special warranty of title by, through, or under Pioneer, but not otherwise, of Pioneer’s one hundred percent (100%) leasehold interest in and to the Subject Interests. GeoPetro shall approve or reject title to the Subject Interests under 5(ii) above within thirty (30) days of receipt of notice from Pioneer that it has received the oil and gas leases comprising the Subject Interests from the State of Alaska and is prepared to deliver assignments of same to GeoPetro.

6.             Termination at End of Option Period. If GeoPetro does not pay into the Escrow Account the Initial Cash Payment on or before the end of the Option Period hereof and GeoPetro and Pioneer have not agreed to an extension, then Pioneer shall retain the One Hundred Thousand U.S. Dollars (USD$100,000.00) held by Pioneer’s counsel, this Agreement shall ipso facto terminate, and Pioneer and GeoPetro shall have no further obligations hereunder.

7.             Total Purchase Price; Adjustment. The total consideration for GeoPetro to acquire from Pioneer an undivided one hundred percent (100%) interest in and to the Subject Leases is Two Million Three Hundred Thirty-six Thousand One Hundred Twenty-five and 80/100s U.S. Dollars (USD$2,336,125.80) (the “Total Purchase Price”), subject to upward or downward adjustment, as applicable, based upon the actual number of acres comprising the Subject Interests, and to the conditions and limitations hereinafter set forth. The Total Purchase Price shall be payable as follows:

(i)            The Initial Cash Payment (or such other adjusted amount as is determined by multiplying the total number of acres comprising the Subject Interests by Ten U.S. Dollars (USD$10.00)) shall be payable into the Escrow Account at Closing (less the One Hundred Thousand U.S. Dollars (USD$100,000.00) Deposit under Paragraph 1 above); and

(ii)           The Second Cash Payment of One Million One Hundred Sixty-eight Thousand Sixty-two and 90/100s U.S. Dollars (USD$1,168,062.90) (or such other adjusted amount as is determined by multiplying the total number of acres comprising the Subject Interests by Ten U.S. Dollars (USD$10.00)) shall be payable to Pioneer upon the satisfaction of the conditions stated in Paragraph 11 below.

8.             Assignments; Reserved ORI. At Closing, GeoPetro shall receive assignments of the Subject Interests on the form Assignments of Interests in Oil and Gas Leases promulgated by the Department of Natural Resources, Division of Oil and Gas of the State of Alaska and bearing special warranty of title by, through, or under Pioneer, but not otherwise, of all of Pioneer’s one hundred percent (100%) leasehold interest in and to the Subject Interests referred to in Exhibit A attached hereto. In the assignments, Pioneer shall reserve an overriding royalty interest equal to the difference between nineteen percent (19%) and existing lease burdens. Each of the oil and gas leases comprising the Subject Interests that Pioneer delivers to GeoPetro hereunder shall have a net revenue interest of eighty-one percent (81%). The assignments shall specifically provide that GeoPetro, and any successors thereof, shall be subject to all of the terms and provisions of this Agreement, and shall expressly assume all of the benefits and obligations hereunder.

9.             Work Program; Force Majeure. After Closing GeoPetro will commence a minimum work program of Two Million Five Hundred Thousand U.S. Dollars (USD$2,500,000.00) consisting of, but not limited to, a multiple test well drilling program (the “Work Program”). The initiation, timing, and completion of the Work Program shall be subject to customary events of Force Majeure.

(i)            If either party hereto is unable, wholly or in part, by an event of Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that upon such party giving notice and full particulars of such Force Majeure event in writing or by facsimile to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, as far as they are affected by such event of Force Majeure, shall be suspended from the commencement of and during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

(ii)           The term “Force Majeure,” as used herein, shall mean an act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, earthquake, volcanic eruption, explosion, and any other causes of the kind enumerated. “Force Majeure” shall also include permitting and governmental delays provided that GeoPetro has acted with reasonable diligence and dispatch to comply with governmental requirements with respect to the Work Program.

10.           Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) hand delivery, or (c) e-mail or electronic facsimile transmission. A notice will be deemed effective on the date on which such notice is received by the addressee, if by mail or hand delivery, or on the date sent, if by e-mail or facsimile (as evidenced by telephonic or fax machine confirmation of receipt or return confirming e-mail from the recipient); provided, however, if such date is not a Business Day, the date of receipt will be on the next date that is a Business Day. As used herein, “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Texas, and on which banks are open for business in Houston, Texas. Either Party may change its address by notifying the other Party in writing of such address change.

If to GeoPetro:	GeoPetro Resources Company
One Maritime Plaza, Suite 700
San Francisco, CA 94111
Attn: Mr. Stuart J. Doshi
Telephone (415) 398-8186
Facsimile: (415) 398-9227
E-mail: sdoshi@geopetro.com

If to Pioneer:	Pioneer Oil Company, Inc.
RR 4, Box 142 B
Lawrenceville, IL 62439
Attn.: Mr. Donald E. Jones Jr.
Telephone (618) 943-5314
Facsimile: (618) 943-5523
E-mail: donjones@pioneeroil.net

11.           Completion of Work Program. Subject only to events of Force Majeure, GeoPetro shall complete the Work Program on or before three (3) years from the date that Pioneer executes, acknowledges, and delivers to GeoPetro legally-sufficient assignments of the Subject Interests. On or before three (3) years from the date that Pioneer executes, acknowledges, and delivers to GeoPetro legally-sufficient assignments of the Subject Interests, GeoPetro shall elect, in its sole discretion, (i) to forfeit its entire interest in the Subject Interests, in which event Pioneer shall retain as its sole property all monies and other consideration paid to it by GeoPetro or any third party under this Agreement, or (ii) to tender to Pioneer the Second Cash Payment, being remaining balance of the Total Purchase Price (calculated by multiplying the total number of acres comprising the Subject Interests by Ten U.S. Dollars (USD$10.00))as specified in Paragraph 7(ii) above. If an election is made not to pay to Pioneer the Second Cash Payment, being the remaining balance of the Total Purchase Price, then GeoPetro will promptly reassign all of its right, title, and interest in and to the Subject Interests by assignments of the Subject Interests on the form Assignments of Interests in Oil and Gas Leases promulgated by the Department of Natural Resources, Division of Oil and Gas of the State of Alaska and bearing special warranty of title by, through, or under GeoPetro, but not otherwise, to Pioneer, and all of the interest of GeoPetro hereunder shall ipso facto terminate.

12.           Delay Rentals. GeoPetro agrees that from and after Closing and throughout the term hereof until such time as GeoPetro either (i) forfeits its entire interest in the Subject Interests, or (ii) remits the Second Cash Payment, being the remaining balance of the Total Purchase Price to Pioneer, GeoPetro shall use its reasonable commercial efforts to maintain the Subject Interests during their primary term through the timely payment of delay rentals as such payments become due. All such delay rentals shall be tendered at least sixty (60) days before such payments are due, and proof of such payments shall be promptly furnished to Pioneer. If Pioneer makes any delay rental payment for any of the Subject Interests between the Effective Date hereof and the date of GeoPetro’s forfeiture of its interests hereunder in accordance with Paragraph 11(i), or tender to Pioneer of the Second Cash Payment, being the remaining balance of the Total Purchase Price in accordance with Paragraph 11(ii), GeoPetro shall promptly reimburse Pioneer for same.

GeoPetro’s failure to timely remit delay rentals over the Subject Interests as set forth herein shall create a claim for monetary damages in favor of Pioneer as set forth in Paragraph 14 below.

13.           Default; Sole Remedy. Pioneer agrees that if GeoPetro defaults under the terms hereof with respect to any payment of the Total Purchase Price or the Work Program commitments outlined above, and any such default is not cured as set forth herein, its sole remedy shall be the forfeiture by GeoPetro of any rights in and to the Subject Interests, including any and all consideration previously paid or Work Program expenditures incurred. Upon the occurrence of any default which is not cured within sixty (60) days of Pioneer’s notification to GeoPetro of said event, or if GeoPetro elects to terminate its participation hereunder, then GeoPetro shall reassign all of its right, title, and interest in and to the Subject Interests to Pioneer by assignments of the Subject Interests on the form Assignments of Interests in Oil and Gas Leases promulgated by the Department of Natural Resources, Division of Oil and Gas of the State of Alaska and bearing special warranty of title by, through, or under GeoPetro, but not otherwise, and this Agreement shall terminate. Upon the termination hereof, Pioneer and GeoPetro shall have no further obligations hereunder.

14.           Pioneer Release. Except for the forfeiture remedy under this Agreement, which is Pioneer’s sole remedy hereunder, and the limited damages remedy set forth in the last sentence of this Paragraph 14, GeoPetro shall not be liable to Pioneer for any monetary or performance default under this Agreement, and Pioneer shall RELEASE, WAIVE and DISCHARGE GeoPetro from and against any and all claims, defaults, liabilities, and losses arising out of, in connection with, or related to this Agreement. Notwithstanding the foregoing, if GeoPetro fails to make any required delay rental payment under Paragraph 12 above, or otherwise acts or fails to act in a manner that causes any of the oil and gas leases comprising the Subject Interests to terminate prior to the date of GeoPetro Group’s forfeiture of its interests hereunder in accordance with Paragraph 11(i), or tender to Pioneer of the Second Cash Payment, being the remaining balance of the Total Purchase Price in accordance with Paragraph 11(ii), GeoPetro shall be liable to Pioneer for monetary damages in such amount as mutually agreed by the parties hereunder or determined through arbitration under Paragraph 16 below.

15.           No Commission; Pioneer Indemnification. Pioneer agrees that there is no fee, commission, payment, or other consideration due to any third party resulting from this Agreement for which GeoPetro shall have any responsibility, and Pioneer does hereby INDEMNIFY, PROTECT, and DEFEND GeoPetro from and against any and all such third party claims.

16.           ARBITRATION. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration at Denver, Colorado under the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-14. The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. Three (3) arbitrators, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrators shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrators’ decision that includes the legal rationale for the arbitrators’ conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrators shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrators’ preliminary statement of decision either, in the discretion of the arbitrators, through briefs or at a hearing. The arbitrators shall render a final decision following any such briefing or hearing. The arbitrators shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrators shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrators shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 43 of the AAA Rules. Specifically, the arbitrators shall have the power to order Pioneer or GeoPetro, as the case may be, to specific performance of its assignment/reassignment obligations in accordance with the terms of this Agreement. The arbitrators shall have the power to award the prevailing party its costs and reasonable attorneys’ fees. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

17.           Choice of Law. This Agreement shall be governed by the laws of the State of Alaska, without giving effect to conflicts of laws principles that would apply the laws of another jurisdiction.

18.           Representations and Warranties. As of the date hereof, each of GeoPetro and Pioneer represents and warrants to the other as follows:

(i)            Each of GeoPetro and Pioneer is a corporation duly formed, validly existing, and in good standing under the laws of the state of its formation, and has the requisite legal power to carry on its business as it is now being conducted. Pioneer is duly qualified to do business, and is in good standing, in the State of Alaska.

(ii)           Each of GeoPetro and Pioneer has all requisite legal power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite action on the part of each of GeoPetro and Pioneer.

(iii)          This Agreement constitutes a valid and binding agreement of each of GeoPetro and Pioneer enforceable against each party in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

(iv)          Neither the execution and delivery of this Agreement, nor the consummation of the transaction and performance of the terms and conditions contemplated hereby by either of GeoPetro or Pioneer, will (a) conflict with or result in any breach of any provision of the governing documents of either of GeoPetro or Pioneer; (b) conflict with or be rendered void or ineffective by or under the terms, conditions, or provisions of any agreement, instrument, or obligation to which either GeoPetro or Pioneer is a party or is subject or by which any of its properties or assets are bound; (c) result in or give rise to (or with notice or the passage of time or both could result in or give rise to) a default or the creation or imposition of any lien, charge, penalty, restriction, security interest, or encumbrance or any change in terms, termination, cancellation, or acceleration under the terms, conditions, or provisions of any agreement, instrument, or obligation; or (d) violate or be rendered void or ineffective under any law.

(v)           No consent, approval, authorization, or permit of, or filing with or notification to, any person or entity is required (a) for or in connection with the execution and delivery of this Agreement by either GeoPetro or Pioneer, or for or in connection with the consummation of the transaction and performance of the terms and conditions contemplated hereby by GeoPetro and Pioneer, (b) in order to prevent any change in terms, termination, cancellation, default, or acceleration (or any right thereof from arising) under the terms, conditions, or provisions of any agreement, instrument, or obligation as a result of such execution, delivery, consummation, or performance, or (c) in order to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest, or encumbrance as a result of such execution, delivery, consummation, or performance.

(vi)          There are no actions, law suits, arbitration or mediation proceedings, or any other judicial or administrative proceeding pending or, to the knowledge of either of GeoPetro or Pioneer, threatened which relate to the transaction contemplated by this Agreement, and there is no judgment or outstanding order, injunction, decree, or award rendered by any governmental authority or arbitrator which binds either of GeoPetro or Pioneer and relates to the transaction contemplated by this Agreement.

(vii)         There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of either of GeoPetro or Pioneer, threatened against either of GeoPetro or Pioneer or any of their affiliates.

19.           Amendments and Severability. No amendments or other modifications to this Agreement will be effective or binding on either of the parties unless the same are in writing, are designated as an amendment or modification, expressly reference this Agreement, and are signed by each party. The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein.

20.           Successors and Assigns. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

21.           No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (the “Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Either party is authorized and directed to execute on behalf of the other party such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there be any requirement that each party give further evidence of this election, each party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the State of Alaska or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party shall make such election as may be permitted or required by such laws. In making the foregoing election, each party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

22.           Waiver of Certain Remedies. Notwithstanding anything to the contrary in this Agreement, in no event shall either party be entitled to receive or be liable to the other party for (and each party hereby waives) any consequential, special, indirect, or punitive damages arising out of this Agreement or the transactions contemplated hereby, irrespective of whether the claim or alleged claim arises as a result of breach of any provision of this Agreement, any tort (including negligence and strict liability), or otherwise, including, without limitation, any loss of profits, loss of income, loss of use, loss of revenue, loss of contracts, or loss of fuel.

23.           No Third Party Beneficiaries. Nothing contained in this Agreement will entitle anyone other than the parties or their successors and permitted assigns to any claim, cause of action, remedy, or right of any kind whatsoever.

24.           Construction. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

25.           Conflict in Agreements. If any conflict exists between this Agreement and any other prior agreement, then (as between the parties) the provisions of this Agreement shall control.

26.           Entire Agreement. This Agreement and the Exhibits attached hereto, which are incorporated herein by reference, (i) supersede all prior and contemporaneous negotiations, understandings, memoranda of understanding and agreements (whether oral or written) between the parties with respect to the subject matter hereof, and (ii) constitute the entire understanding and agreement between the parties with respect to the matters hereof.

27.           Headings. The headings contained herein are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

28.           Area of Mutual Interest. The parties hereby establish that Area of Mutual Interest (the “AMI”), the terms and provisions of which are set forth on Exhibit B attached hereto.

29.           Access to Information and Operations. Pioneer or its designated representatives shall, at their sole cost, risk, and expense, have reasonable access to all of the of GeoPetro’s well locations on the Subject Interests to observe and monitor drilling and completion activities thereon. GeoPetro will promptly furnish Pioneer with all geophysical, geological, and other information requested by Pioneer with respect to drilling and completion operations conducted by GeoPetro hereunder, and Pioneer shall maintain all such information in strictest confidence.

30.           Compliance with Law. The parties to this Agreement shall comply, in all material respects, with all present and future valid and applicable laws, orders, rules, and regulations of any regulatory body, governmental entity, or agency having jurisdiction with respect to the Subject Interests and the activities and operations contemplated hereunder.

[Signature Page Follows]

Executed this 20th day of April, 2005, to be effective as of the Effective Date.

GeoPetro Resources Company

/s/ Stuart J. Doshi
Stuart J. Doshi
President and CEO

Pioneer Oil Company, Inc.

/s/ Donald E. Jones Jr.
Donald E. Jones Jr.
President

Exhibit A

Subject Interests

A-1

EXHIBIT A

ATTACHED TO AND MADE A PART OF THAT OPTION AGREEMENT, COOK INLET CBM PROJECT

DATED APRIL 20, 2005

BETWEEN GEOPETRO RESOURCES COMPANY AND PIONEER OIL COMPANY, INC.

27 STATE OF ALASKA OIL AND GAS LEASES TO BE ISSUED TO PIONEER OIL COMPANY, INC.

COVERING THE FOLLOWING 27 TRACTS SOLD IN THE COOK INLET AREAWIDE 2004 SALE:

ADL	Tract Number	Acreage
390558	CIA2004-381	5,760.00
390559	CIA2004-382	5,706.00
390561	CIA2004-444	4,560.00
390562	CIA2004-445	5,674.00
390563	CIA2004-446	5,690.00
390564	CIA2004-448	5,760.00
390565	CIA2004-450	5,690.00
390566	CIA2004-451	5,760.00
390569	CIA2004-512	3,739.00
390570	CIA2004-517	3,200.00
390573	CIA2004-579	5,234.40
390574	CIA2004-580	516.89
390575	CIA2004-581	1,612.37
390576	CIA2004-582	4700.53
390580	CIA2004-621	2.786.80
390581	CIA2004-624	4,583.68
390582	CIA2004-625	1,531.50
390583	CIA2004-626	771.32
390584	CIA2004-627	3,246.45
390587	CIA2004-660	4,188.31
390588	CIA2004-661	4,630.66
390589	CIA2004-663	5,389.95
390590	CIA2004-664	5,543.97
390591	CIA2004-665	5,616.55
390592	C1A2004-666	4,753.82
390593	CIA2004-667	4,400.09
390594	CIA2004-670	5,760.00
		116,806.29

Exhibit B

Area of Mutual Interest

Section 1.1. General. The parties hereby designate the area described in Exhibit B-1 attached hereto as the “Area of Mutual Interest” or “AMI,” as same may be expanded as set forth below in the definition of “AMI Interests,” or by the mutual agreement of the parties hereto. The AMI shall be in force and effect for a period of seven (7) years from the date hereof, and for so long thereafter that GeoPetro, or its successors and assigns, owns any interest in the AMI, unless earlier terminated by the parties hereto (the “AMI Term”). In any case, this AMI shall terminate no later than fifteen (15) years from the Effective Date hereof.

(a) From and after the Effective Date and throughout the term of this AMI, if Pioneer or any Affiliate acquires any AMI Interest, Pioneer shall promptly advise GeoPetro of such acquisition, and shall, upon the request of GeoPetro, assign, or cause its Affiliate to assign, such AMI Interest to GeoPetro by an instrument reasonably satisfactory to GeoPetro (including, without limitation, the form Assignments of Interests in Oil and Gas Leases promulgated by the Department of Natural Resources, Division of Oil and Gas of the State of Alaska, if applicable) and bearing special warranty of title by, through, or under Pioneer, but not otherwise, of all of Pioneer’s (or its Affiliate’s, as applicable) leasehold interest in and to the AMI Interest, reserving, however, an overriding royalty interest equal to two percent of eight-eighths (2% of 8/8ths), proportionately reduced if the AMI Interest does not cover the entire leasehold interest or if Pioneer (or its Affiliate, as applicable) owns less than a full interest in the AMI Interest. If the AMI Interest covers lands both within and without the AMI, Pioneer, or its Affiliate, as applicable, shall offer to GeoPetro the entire AMI Interest, and the lands lying outside the AMI shall become a part of the AMI.

(b) From and after the Effective Date and throughout the term of this AMI, if GeoPetro acquires any AMI Interest, it shall promptly assign to Pioneer an overriding royalty interest equal to two percent of eight-eighths (2% of 8/8ths), proportionately reduced if the AMI Interest does not cover the entire leasehold interest or if GeoPetro owns less than a full interest in the AMI Interest. If the AMI Interest covers lands both within and without the AMI, the entire AMI Interest, and the lands lying outside the AMI shall become a part of the AMI.

Section 1.2. Definitions. The following terms shall have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly, through one or more other Persons, controls, is controlled by or is under common control with the Person specified. With respect to any Person (i) the securities of which are not publicly traded and (ii) that has no ultimate parent the securities of which are publicly traded, the term “Affiliate” shall also include (a) any executive officer, partner, manager, or director of the Person specified, (b) any Person controlled by one or more executive officers, partners, managers, or directors of the Person specified, or (c) any Person related (by blood or marriage) to any executive officer, partner, manager, or director. For the purpose of this definition of Affiliate, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract or agency, or otherwise.

B-1

“AMI Interests” means (a) oil, gas and other mineral leases, and any other real property interests, leases, or contracts granting the right to explore for and produce hydrocarbons, (b) any AMI Investment Opportunity, and (c) all interests in units or wells, fee interests, subleases, mineral rights, back in interests, joint venture interests, operating rights, royalties, overriding royalties, production payments, net profits interests, carried interests, easements, rights-of-way, surface leases, permits, licenses, and other interests, together with all rights, titles, interests, tenements, hereditaments, appurtenances, benefits and privileges attributable to each such interest, in each case (a), (b), and (c) to the extent covering lands located within the AMI. If an interest of the type described in (a), (b), or (c) is located partially within the AMI, the AMI shall be deemed modified to cover and include all of such interest.

“AMI Investment Opportunity” means any opportunity to participate in a transaction that is intended to include the acquisition, directly or indirectly, of AMI Interests, but does not in an of itself constitute an AMI Interest (e.g., opportunities to enter farmout agreements and purchase and sale agreements)

“Person” means any governmental authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization, or other entity or organization.

B-2

EXHIBIT B-1

Area of Mutual Interest (AMI)

Attached to and made a part of that Option Agreement,

Cook Inlet CBM Project, dated APRIL 20, 2005, between

GeoPetro Resources Company and Pioneer Oil Company, Inc.